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                 September 28, 2023

       Shai Avnit
       Chief Financial Officer
       Alarum Technologies Ltd.
       30 Haarba   a Street
       Tel Aviv, 6473926

                                                        Re: Alarum Technologies
Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed September 20,
2023
                                                            File No. 333-274604

       Dear Shai Avnit:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519 or Matthew
       Derby, Legal Branch Chief, at 202-551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Howard Berkenblit